As filed with the Securities and Exchange Commission on March 19, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLAS CORP.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23 Berkeley Square

London

W1J 6HE

Telephone: +44 20 7788 7819

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher C. Paci, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Tel: (212) 335-4500

Fax: (212) 335-4501

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value US$0.01 per share(1)	7,395,225	$14.16	$104,716,386	$11,424.56

(1)	This registration statement consists of a prospectus for the offer and resale by the selling security-holders named herein of 7,395,225 common shares.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalization or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price per share and the aggregate offering price are based upon the average of the high and low sales prices of the registrant’s common shares ($14.36 and $13.95) as reported on The New York Stock Exchange on March 17, 2021.

PROSPECTUS

7,395,225 Common Shares

Offered by Selling Security-Holders

Atlas Corp.

This prospectus relates to the resale, from time to time, of up to 7,395,225 shares of our common shares, par value $0.01 per share (the “Atlas shares”), all of which are being offered by the selling security-holders named in this prospectus, which shares are issuable upon the exchange of Seaspan Corporation’s outstanding 3.75% Exchangeable Senior Notes due 2025 (the “Notes”). The Notes were sold by Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands with limited liability and our direct, wholly owned subsidiary (“Seaspan”), to certain Initial Purchasers (as defined herein) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Exchangeable Notes were then sold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act. We are registering the Atlas shares on behalf of the selling security-holders to be offered and sold by them from time to time. For more information about the selling security-holders and the related transactions, see the section entitled “Selling Security-Holders” on page 10 of this prospectus. We are not selling any of our Atlas shares under this prospectus and will not receive any of the proceeds from the sale of these Atlas shares by the selling security-holders.

The selling security-holders identified in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may from time to time offer to sell the Atlas shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The selling security-holders may sell the Atlas shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the methods of sale that may be used by the selling security-holders, please see “Plan of Distribution” beginning on page 25 of this prospectus.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Our Atlas shares trade on The New York Stock Exchange under the symbol “ATCO.”

Investing in these securities involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2021.

You should rely only on the information contained in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any related free writing prospectus, as well as the information we file with the U.S. Securities and Exchange Commission, or SEC, that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement, a free writing prospectus or a future filing with the SEC incorporated by reference into this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this process, the selling security-holders referred to in the prospectus and identified in any applicable supplements to this prospectus may offer and resell from time to time our Atlas shares under this prospectus.

This prospectus does not cover the issuance of any of our Atlas shares by us to the selling security-holders, and we will not receive any of the proceeds from any sale of Atlas shares by the selling security-holders. Except for any underwriting discounts, selling commissions and fees, which are to be paid by the selling security-holders, we have agreed to pay the expenses incurred in connection with the registration of the Atlas shares owned by the selling security-holders covered by this prospectus.

The information in this prospectus is accurate as of its date. Any prospectus supplement may add, update or change information contained in this prospectus, and may also contain information about any material U.S. federal income tax and non-U.S. tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless otherwise indicated, the term “selling security-holders” as used in this prospectus means the selling security-holders referred to in this prospectus and their donees, pledgees, transferees and other successors-in-interest. Unless otherwise indicated, references in this prospectus to “Atlas,” the “Company,” “we,” “us” and “our” and similar terms refer to Atlas Corp. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the Atlas shares described herein, shall mean Atlas Corp. Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States.

ATLAS CORP.

We are Atlas Corp., a global asset manager and the parent company of Seaspan and Apple Bidco Limited (together with its wholly-owned subsidiary, APR Energy Limited, “APR Energy”).

Seaspan is a leading independent owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. As of March 1, 2021, we operated a fleet of 127 vessels that have an average age of approximately eight years, on a TEU weighted basis. Customers for our operating fleet as of December 31, 2020 were CMA CGM S.A., China COSCO Holdings Company Limited, Hapag-Lloyd AG, Korea Marine Transport Co., Ltd., Maersk Line A/S, MSC Mediterranean Shipping Company S.A, Ocean Network Express Pte. Ltd., Yang Ming Marine and ZIM Integrated Shipping Services Ltd.

APR Energy is a global leasing business that owns and operates a fleet of capital-intensive assets (gas turbines and other power generation equipment), providing power solutions to customers including large corporations and/or government backed utilities. APR Energy focuses on maintaining high asset utilization through medium-to-long-term contracts, to optimize cash flows across its lease portfolio. APR Energy is the global leader in its asset class and offers a unique integrated platform to both lease and operate its assets.

CORPORATE HISTORY

On November 20, 2019, Seaspan entered into an Agreement and Plan of Merger with Atlas, then a wholly owned subsidiary of Seaspan, and Seaspan Holdco V Ltd., a wholly owned subsidiary of Atlas, in order to implement a reorganization of Seaspan’s corporate structure into a holding company structure, pursuant to which Seaspan would become a direct, wholly owned subsidiary of Atlas (the “Reorganization”).

On February 27, 2020, Seaspan completed the Reorganization, pursuant to which Seaspan became a direct, wholly owned subsidiary of Atlas. The business operations of Seaspan did not change as a result of the Reorganization.

In the Reorganization, holders of Seaspan common shares and Seaspan preferred shares became holders of Atlas common shares and Atlas preferred shares, as applicable, on a one-for-one basis with the same number of shares and same ownership percentage of the same corresponding class of Seaspan shares as they held immediately prior to the Reorganization. In addition, Atlas assumed Seaspan’s share purchase warrants, the Seaspan Corporation Stock Incentive Plan, all unexercised and unexpired options to purchase Seaspan common shares and each right to acquire or vest in a share of Seaspan common stock, including restricted stock unit awards and performance share awards that were outstanding under the Seaspan Corporation Share Incentive Plan.

On November 20, 2019, the board of directors of Seaspan approved the acquisition of APR Energy, to be completed by the new holding company to be formed by the Reorganization. The acquisition of APR Energy closed on February 28, 2020. As a result of the acquisition, Seaspan and APR Energy are now wholly owned subsidiaries of Atlas.

Atlas was incorporated in the Republic of the Marshall Islands in October 2019 for the purpose of facilitating, and to become the successor public company of Seaspan pursuant to the Reorganization. Atlas is a holding company and its sole assets are its interests in Seaspan and APR Energy and their respective subsidiaries. We maintain our principal executive offices at 23 Berkeley Square, London W1J 6HE, and our telephone number is +44 20 7788 7819.

Seaspan was incorporated in the Republic of the Marshall Islands in May 2005 to acquire all of the containership business of Seaspan Container Lines Limited. In August 2005, Seaspan completed its initial public offering. From an initial operating fleet of 10 vessels, Seaspan has grown to an operating fleet of 120 vessels as of March 31, 2020. Seaspan maintains its principal executive offices at Unit 2 – 16th Floor, W668 Building, Nos. 668 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong, and its telephone number is (852) 3588-9400 and it maintains a website at www.seaspancorp.com.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “continue,” “expects,” “anticipates,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

THE OFFERING

Atlas shares offered by selling security-holders	7,395,225 shares

Terms of the offering	The selling security-holders identified in this prospectus, or their pledgees, assignees, donees, transferees or other successors-in-interest, may offer the Atlas shares from time to time through public or private transactions at prevailing market prices, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. You should read the “Plan of Distribution” section for additional information on how the selling security-holders may conduct sales of Atlas shares.

Use of Proceeds	We will not receive any proceeds from the sale of Atlas shares offered hereby.

Risk Factors	You should read the “Risk Factors” section beginning on page 5 of this prospectus for a discussion of factors to consider carefully before deciding to invest in Atlas shares.

New York Stock Exchange symbol	ATCO

RISK FACTORS

An investment in our securities involves risks. Before investing in our securities, you should carefully consider all of the information set forth in this prospectus and the documents incorporated by reference herein, and the risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC and any subsequent updates and other reports and documents we file with the SEC described in our Reports of Foreign Private Issuer on Form 6-K, all of which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference.” If any of such risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. Please see “Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. Copies of this material are available on the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal security-holders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information included in or incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 19, 2021;

•

all subsequent Annual Reports on Form 20-F filed after effectiveness of the registration statement and prior to the time that all of the securities offered by this prospectus have been sold or de-registered;

•

any subsequent Reports of Foreign Private Issuer on Form 6-K furnished to the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, and after effectiveness of the registration statement and prior to the time that all of the securities offered by this prospectus have been sold or de-registered, in each case, that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our capital stock set forth in Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K filed (under form type 8-K12B) with the SEC on February 27, 2020 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference into this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this document), at no cost, by visiting our website at https://atlascorporation.com, or by writing or calling us at the following address:

Atlas Corp.

23 Berkeley Square

London

W1J 6HE

Telephone: +44 20 7788 7819

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. You should assume that the information appearing in this prospectus or any prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Atlas shares by the selling security-holders under this prospectus and any related prospectus supplement. Please see “Selling Security-Holders.”

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Atlas Corp. as of December 31, 2020.

The information in this table should be read in conjunction with the financial statements and notes thereto incorporated by reference into this prospectus.

(Dollars in millions)	Actual
Cash and cash equivalents	$304.3

Long-term debt:
Long-term debt (including current portion)(1)	$3,566.1
Long-term obligations under other financing arrangements (including current portion)(1)	865.8
Shareholders’ equity
Share capital(2)
Series D preferred shares, $0.01 par value; 20,000,000 shares authorized; 5,093,728 shares issued and outstanding
Series E preferred shares, $0.01 par value; 15,000,000 shares authorized; 5,415,937 shares issued and outstanding
Series G preferred shares, $0.01 par value; 15,000,000 shares authorized; 7,800,800 shares issued and outstanding
Series H preferred shares, $0.01 par value; 15,000,000 shares authorized; 9,025,105 shares issued and outstanding
Series I preferred shares, $0.01 par value; 6,000,000 shares authorized; 6,000,000 shares issued and outstanding
Common shares, $0.01 par value; 400,000,000 shares authorized; 246,277,338 shares issued and outstanding, 727,351 shares held in treasury	2.4
Additional paid-in capital	3,842.7
Deficit	(199.2)
Accumulated other comprehensive loss	(20.3)

Total shareholders’ equity	3,625.6

Total capitalization	$8,057.5

(1)

Debt Issuance costs related to a recognized liability are presented as a deduction from the carrying amount of the debt liability in the consolidated balance sheet. As of December 31, 2020, $44.9 million and $13.7 million have been deducted from the carrying amount of long-term debt and long-term obligations under other financing arrangements, respectively.

(2)

On February 27, 2020, Seaspan consummated the Reorganization. In the Reorganization, holders of Seaspan common shares and Seaspan preferred shares became holders of Atlas common shares and Atlas preferred shares, as applicable, on a one-for-one basis with the same number of shares and same ownership percentage of the same corresponding class of Seaspan shares as they held immediately prior to the Reorganization.

SELLING SECURITY-HOLDERS

The Atlas shares covered by this prospectus are those issuable to the selling security-holders named below upon the exchange of their Notes, in accordance with the terms therein, which we have agreed to register in accordance with the Registration Rights Agreement (as defined herein). For additional information regarding the Notes and the Registration Rights Agreement, see “—Description of Transactions with Selling Security-Holders” below. We are registering the Atlas shares to permit the selling security-holders to offer the Atlas shares received upon exchange of their Notes for resale from time to time.

The following table sets forth, to our knowledge, certain information about the selling security-holders as of March 1, 2021. The information in the table below with respect to the selling security-holders has been obtained from the selling security-holders. Any changed or new information given to us by the selling security-holders will be set forth in supplements to this prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary. The percentage of beneficial ownership is based upon 246,810,001 common shares outstanding on March 1, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Atlas shares. Atlas shares that the selling security-holder has the right to acquire upon the exercise or conversion of derivative securities within 60 days after March 1, 2021 are deemed outstanding for computing the percentage of ownership of the person holding such derivative securities but are not deemed outstanding for computing the percentage ownership of any other persons. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with the respect to their Atlas shares, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

The table below provides information about the maximum number of Atlas shares that may be offered from time to time by each selling security-holder under this prospectus.

The selling security-holders identified below may currently hold or acquire at any time Atlas shares in addition to those registered hereby. In addition, the selling security-holders identified below may sell, transfer or otherwise dispose of some or all of their Atlas shares in private placement transactions exempt from, or not subject to, the registration requirements of the Securities Act or their Atlas shares that have been registered pursuant to other registration statements. Accordingly, we cannot be certain as to the number or percentage of Atlas shares that will be held by the selling security-holders upon termination of this offering. Information concerning the selling security-holders may change from time to time. Except as set forth below, none of the selling security-holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. For information on the methods of sale that may be used by the selling security-holders, please see “Plan of Distribution.”

The information in the following table and the related notes is based on information filed with the SEC or supplied to us by the selling security-holders. We have not sought to verify such information.

	Atlas Shares Beneficially Owned Prior to Offering			Maximum Number of Atlas Shares to be Offered Hereby			Atlas Shares Beneficially Owned After Offering(1)
Selling Security-Holders	Number	Percent *		Number	Percent *		Number	Percent *
Quantum Partners LP(2)	285,429	*	*	285,429	*	*	0	—
Palindrome Master Fund LP(2)	22,145	*	*	22,145	*	*	0	—
Highbridge Convertible Dislocation Fund, L.P.	730,488	*	*	730,488	*	*	0	—
Highbridge Tactical Credit Master Fund, L.P.	1,145,713	*	*	1,145,713	*	*	0	—

	Atlas Shares Beneficially Owned Prior to Offering				Maximum Number of Atlas Shares to be Offered Hereby			Atlas Shares Beneficially Owned After Offering(1)
Selling Security-Holders	Number		Percent *		Number	Percent *		Number	Percent *
WVP Emerging Manager Onshore Fund – Incubation Series(3)	38,062		*	*	38,062	*	*	0	—
WVP Emerging Manager Onshore Fund – DLD Series(4)	85,121		*	*	85,121	*	*	0	—
Boothbay Diversified Alpha Master Fund, LP(5)	76,432		*	*	76,432	*	*	0	—
Boothbay Absolute Return Strategies, LP(6)	129,334		*	*	129,334	*	*	0	—
SMS SPV I, LLC(7)	20,376		*	*	20,376	*	*	0	—
Maple Leaf Patriot Core LLC(8)	189,004		*	*	189,004	*	*	0	—
DLD Convertible Arbitrage Master Fund, LP(9)	153,710		*	*	153,710	*	*	0	—
BofA Securities, Inc.	451,749		*	*	451,749	*	*	0	—
Fidelity School Street Trust: Fidelity Advisor Multi-Asset Income Fund – Tactical Sub-portfolio	43,060		*	*	43,060	*	*	0	—
Fidelity Tactical High Income – Tactical Sub-portfolio	22,299		*	*	22,299	*	*	0	—
Fidelity Salem Street Trust: Strategic Dividend Convertible Sub	216,070		*	*	216,070	*	*	0	—
Fidelity Convertible Securities Multi-Asset Base Fund	166,089		*	*	166,089	*	*	0	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund	320,645		*	*	320,645	*	*		—
The K2 Principal Fund L.P.(10)	115,340		*	*	115,340	*	*	0	—
Verition Multi-Strategy Master Fund Ltd.(11)	192,348	(12)	*	*	192,233	*	*	115	*	*
Zazove Hedged Convertible Fund, LP(13)	76,894		*	*	76,894	*	*	0	—
D. E. Shaw Valence Portfolios, L.L.C.(14)	1,128,013	(15)	*	*	1,100,345	*	*	27,668	*	*
Riverview Group LLC(16)	1,430,219	(17)	*	*	1,430,219	*	*	0	—
Polar Multi-Strategy Master Fund	384,467		*	*	384,467	*	*	0	—

*	Based on a total of 246,810,001 common shares issued and outstanding on March 1, 2021.
**	Denotes share ownership less than 1%
(1)

We do not know when or in what amounts the selling security-holders may offer Atlas shares for sale. The selling security-holders might not sell any of the Atlas shares offered by this prospectus. Because the selling security-holders may offer all or some of the Atlas shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Atlas shares covered by this prospectus, we cannot estimate the number of Atlas shares that will be held by the selling security-holders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the Atlas shares covered by this prospectus will be held by the selling security-holders and that there have been no further acquisitions of Atlas shares by the selling security-holders.

(2)

Based on information obtained from Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”), and Palindrome Master Fund LP, a Delaware limited partnership (“Palindrome”), the shares to be received upon exchange listed herein are held for the accounts of Quantum Partners and Palindrome. Soros Fund Management LLC (“SFM LLC”) serves as investment manager to Quantum Partners and Palindrome. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares to be received upon exchange, held for the accounts of Quantum Partners and Palindrome. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for the entities in this footnote is 250 West 55th Street, New York, NY 10019.

(3)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the WVP Emerging Manager Onshore Fund – Incubation WVP Series, a Delaware Series Limited Liability Company. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by WVP Emerging Manager Onshore Fund – Incubation WVP Series. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(4)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the Emerging Manager Onshore Fund – DLD Series, a Delaware Series Limited Liability Company. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by Emerging Manager Onshore Fund – DLD Series. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(5)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the Boothbay Diversified Alpha Master Fund, LP, a Cayman Islands Limited Partnership. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by Boothbay Diversified Alpha Master Fund, LP. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(6)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the Boothbay Absolute Return Strategies, a Delaware Limited Partnership. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by Boothbay Absolute Return Strategies. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(7)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the SMS SPV I, LLC, a Bermuda Limited Liability Company. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by SMS SPV I, LLC. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(8)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the Maple Leaf Patriot Core LLC, a Massachusetts Limited Liability Fund. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by Maple Leaf Patriot Core LLC. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(9)

Based on information obtained from DLD Asset Management, L.P. (“DLD”), DLD serves as investment manager to the DLD Convertible Arbitrage Master Fund, LP, a Cayman Islands Limited Partnership. Mr. Mark Friedman is the Founder, Partner and CIO and a control person of DLD and may be deemed to possess voting and investment power over the shares to be received upon exchange held by DLD Convertible Arbitrage Master Fund, LP. The address of the principal business office of DLD is 80 Broad Street, Suite 1600, New York, NY 10004.

(10)

Based on information obtained from K2 Principal Fund L.P. (“K2 Principal”), K2 Principal is a Canadian limited partnership. Shawn Kimel is the sole director of K2 Genpar 2017 Inc. (“K2 Genpar”), the General Partner to K2 Principal, and may be deemed a control person of K2 Principal. K2 & Associates Investment Management Inc. (“K2 & Associates”) is the manager of K2 Principal. Shawn Kimel is the founder and majority shareholder of K2 & Associates through his wholly-owned company Shawn Kimel Investments Inc., and may be deemed the control person of K2 & Associates. The address of the principal business office of each of K2 Genpar and Shawn Kimel Investments Inc. is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2.

(11)

Based on information obtained from Verition Multi-Strategy Master Fund Ltd., Verition Fund Management LLC, as the investment manager of Verition Multi-Strategy Master Fund Ltd., may be deemed to have voting and investment control over these securities. Nicholas Maounis, through ownership of the managing member of Verition Fund Management LLC may be deemed to have voting and investment control with respect to shares to be received upon exchange. Verition Fund Management LLC, its managing member and Mr. Maounis disclaim beneficial ownership over shares to be received upon exchange, except to the extent of their pecuniary interest therein.
(12)

Includes (i) 115 Atlas shares to be received upon exchange and (ii) 192,233 shares to be received upon exchange. Excludes (i) 180 shares of Series E preferred shares and (ii) 68 shares of Series H preferred shares beneficially owned by Verition.

(13)	Based on information obtained from Zazove Hedged Convertible Fund, LP, Gene T. Pretti may be deemed to have voting and investment control with respect to shares to be received upon exchange.
(14)

Based on information obtained from D. E. Shaw Valence Portfolios, L.L.C. (“Valence”), Valence possesses voting and investment power over the shares to be received upon exchange. Each of D. E. Share & Co., L.P. (“DESCO LP”), as the investment advisor of Valence, and D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Valence, may be deemed to possess shared voting and investment power over the shares to be received upon exchange. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the shares to be received upon exchange on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to possess shared voting and investment power of the shares to be received upon exchange. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to possess shared voting and investment power over the shares to be received upon exchange. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares to be received upon exchange directly, and each such entity disclaims beneficial ownership of the shares to be received upon exchange. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to possess shared voting and investment power over the shares to be received upon exchange and, therefore, David E. Shaw may be deemed to be the beneficial owner of the shares to be received upon exchange. David E. Shaw disclaims beneficial ownership of the shares to be received upon exchange.

(15)

Includes (i) 27,668 Atlas shares to be received upon exchange beneficially owned as of March 1, 2021 and (ii) 1,100,345 shares to be received upon exchange. Excludes 21,473 Atlas shares to be received upon exchange beneficially owned as of March 1, 2021 by entities that may be deemed to be affiliates of Valence.

(16)

Based on information obtained from Riverview Group LLC (“Riverview Group”), Riverview Group’s affiliates, Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Island (“Integrated Assets”), Integrated Assets II LLC, a Cayman Islands limited liability company (“Integrated Assets II”) and ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS Opportunities II”), each beneficially own shares to be received upon exchange (see footnote 17 below). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to Integrated Assets, Integrated Assets II and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Integrated Assets II and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Integrated Assets II and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Riverview Group, Integrated Assets, Integrated Assets II and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Riverview Group, Integrated Assets, Integrated Assets II or ICS Opportunities II, as the case may be.
(17)

Excludes (i) 5,375 Atlas shares to be received upon exchange beneficially owned by Integrated Assets, (ii) 255,262 Atlas shares to be received upon exchange beneficially owned by Integrated Assets II and (iii) 8,706 Atlas shares to be received upon exchange beneficially owned by ICS Opportunities II, each of which may be deemed to be affiliates of Riverview Group.

Description of Transactions with Selling Security-Holders

Private Placement of Notes

On December 21, 2020, Seaspan issued $201.25 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the offering, Atlas and Seaspan entered into a Purchase Agreement, dated December 16, 2020, with BofA Securities, Inc. and BMO Capital Markets Corp. as representatives of the several initial purchasers named therein (the “Initial Purchasers”). The Notes are not guaranteed by Atlas or any of its or Seaspan’s respective subsidiaries. The Notes bear interest at a rate of 3.75%, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. The Notes will mature on December 15, 2025, unless earlier exchanged, repurchased or redeemed.

The Notes will be exchangeable under certain circumstances at the option of the holders into Atlas shares, cash, or a combination of Atlas shares and cash, at Seaspan’s election, unless the Notes have been previously repurchased or redeemed by Seaspan. The exchange rate will initially equal 76.8935 Atlas shares per $1,000 principal amount of Notes (equivalent to an initial exchange price of approximately $13.01 per Atlas share). The exchange rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest.

If Atlas undergoes a fundamental change, holders may require Atlas to repurchase all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Seaspan may redeem the Notes, at its option, in whole or in part, on any business day on or after December 20, 2023 and prior to September 15, 2025, if the last reported sale price of Atlas shares has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within three trading days immediately preceding the date on which Seaspan provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Registration Rights Agreement

In connection with the issuance of the Notes, on December 21, 2020, the Company and Seaspan entered into a registration rights agreement (the “Registration Rights Agreement”) with BofA Securities, Inc. and BMO Capital Markets Corp., as representatives of the Initial Purchasers, under which the Company agreed that for the benefit of the holders of the Notes and any Atlas shares issuable on exchange of the Notes that it will, at its cost:

•

If Atlas is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act, a “well-known seasoned issuer”) on the 90th day after the issuance of the Notes, file a shelf registration statement (which shall be an automatic shelf registration statement if the Company is then a well-known seasoned issuer) or a supplemental prospectus to an effective shelf registration statement with the SEC on or about the first business day following such 90th day, covering the resale of the Atlas shares issuable upon exchange of the Notes to the holders;

•

if Atlas is not a well-known seasoned issuer on such 90th day, file a shelf registration statement or a post-effective amendment or a supplemental prospectus to an effective shelf registration statement with the SEC on or about the first business day following such 90th day, covering the resale of the Atlas shares issuable upon exchange of the Notes to the holders, and, in the case of a shelf registration statement that is not already effective, use commercially reasonable efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the Notes;

•

use commercially reasonable efforts to keep the shelf registration statement effective until the earlier of (1) the 50th trading day immediately following the maturity date (subject to an extension for any suspension of the effectiveness of the registration during such 50-trading day period immediately following the maturity date) and (2) the date on which there are no Notes outstanding and all of the Atlas shares issued upon exchange of the Notes to the holders are freely transferable pursuant to Rule 144 and no longer bear a restricted legend.

We may suspend the effectiveness of the shelf registration or its use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We need not specify the nature of the event giving rise to a suspension in any suspension notice to the holders of the Notes. Each holder, by its acceptance of the Notes, agrees to hold any such suspension in confidence.

The Registration Rights Agreement also provides for payment of liquidated damages for certain registration defaults.

DESCRIPTION OF CAPITAL STOCK

A description of our capital stock is incorporated by reference to Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K filed (under form type 8-K12B) with the SEC on February 27, 2020 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations that may be relevant to our shareholders. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below. This discussion is the opinion of DLA Piper LLP (US), our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

This discussion applies only to beneficial owners of our Atlas shares (or “our shares”) that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, shareholders that own, directly, indirectly or constructively, 10% or more of our shares (by vote or value), or former citizens or long-term residents of the United States) or shareholders that hold our shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our shares should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our shares.

No ruling has been requested from the IRS regarding any matter affecting us or our shareholders. Accordingly, statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of owning and disposing of our shares.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our shares that is for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder); (b) a corporation, or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies (“PFICs”), below, any distributions made by us to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. However, U.S. Holders that are corporations owning at least 10% in vote or value of our stock may be able to deduct a “foreign-source portion” (that is, an amount which bears the same ratio to the dividend as our undistributed foreign-earnings bear to our total undistributed earnings) of the dividend received from us pursuant to Section 245A of the Code. CFC Shareholders (as defined below) are urged to consult their own tax advisors regarding the interaction between Section 245A of the Code and “previously taxed earnings and profits” (meaning, our earnings and profits attributable to amounts which are, or have been, included in the gross income of a CFC Shareholder under Section 951(a) or Section 1248(a) of the Code). For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our shares should be treated as foreign source income.

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our publicly traded shares by a U.S. Holder who is an individual, trust or estate, or a non-corporate U.S. Holder, generally will be treated as qualified dividend income that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year). Any dividends received with respect to our publicly traded shares not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of stock if the amount of the dividend is equal to or in excess of 10% of a common shareholder’s, or 5% of a preferred shareholder’s, adjusted tax basis (or fair market value in certain circumstances) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, exceed 20% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an extraordinary dividend on our shares that is treated as qualified dividend income, then any loss recognized by a non-corporate U.S. Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Our Shares

Subject to the discussion of PFICs below, a U.S. Holder who is not a CFC Shareholder, as discussed below, generally will recognize capital gain or loss upon a sale, exchange or other disposition of our shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (a) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short-term capital gain or loss otherwise, and (b) U.S. source income or loss, as applicable, for foreign tax credit purposes. Non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Consequences of CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of our shares by vote or value) own directly, indirectly or constructively more than 50% of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC. We believe that we and our non-U.S. corporate subsidiaries were treated as CFCs in 2015, 2016, 2018, 2019, and 2020 as a result of the total direct, indirect, and constructive ownership of us by 10% CFC Shareholders. For the same reason, we expect that we and our non-U.S. corporate subsidiaries will be treated as CFCs in 2021. It is unclear whether we or our non-U.S. corporate subsidiaries will be treated as CFCs in future years.

CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). U.S. persons who own or may obtain a substantial interest in us should consult their tax advisors with respect to the implications of being treated as a CFC Shareholder and the effect of changes to the rules governing CFC Shareholders made by the legislation commonly known as the “Tax Cuts and Jobs Act.”

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change if we are a CFC.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (a) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (b) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC. Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for the current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our shares would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our shares would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of our shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (a) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our shares) and (b) any gain realized on the sale, exchange or other disposition of our shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our shares;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which (a) a U.S. Holder owns shares, (b) we are a PFIC and (c) the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our shares. In addition, if a U.S. Individual Holder dies while owning our shares, such U.S. Individual Holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Medicare Tax on Unearned Income

Certain non-corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends and gain from the sale or other disposition of our shares. Non-corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our shares.

U.S. Return Disclosure Requirements for U.S. Individual Holders

Generally, U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our shares under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their tax advisors regarding the possible application of this disclosure requirement to their investment in our shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a non-U.S. Holder.

Distributions

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non- U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a trade or business within the United States and the distributions are deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Our Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our shares unless (a) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) or (b) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a trade or business within the United States and the disposition of shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of our shares to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States, or through a U.S. payor, by certifying their status on an IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

MATERIAL NON-UNITED STATES TAX CONSIDERATIONS

Material Republic of the Marshall Islands Tax Considerations

The following discussion is the opinion of Reeder & Simpson, P.C., Atlas counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Atlas is incorporated in the Republic of the Marshall Islands. Under current Republic of the Marshall Islands law, Atlas is not subject to tax on income or capital gains, and no Republic of the Marshall Islands withholding tax will be imposed upon payments of dividends by Atlas to its shareholders. Under the laws of the Republic of the Marshall Islands, Atlas’ jurisdiction of incorporation, Atlas is subject to yearly corporate maintenance fees.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, under current Republic of the Marshall Islands law, you will not be subject to the Republic of the Marshall Islands taxation or withholding on distributions, including upon a return of capital, Atlas makes to you as a shareholder.

In addition, you will not be subject to the Republic of the Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of Atlas shares and you will not be required by the Republic of the Marshall Islands to file a tax return relating to such shares.

Each shareholder is urged to consult such shareholder’s tax counsel or other advisor concerning the consequences of the owning and disposing of Atlas shares in their particular circumstances. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of such shareholder.

Material U.K. Tax Considerations

The following discussion is the opinion of DLA Piper UK LLP, our U.K. tax counsel, as to the material U.K. tax considerations under current U.K. tax law and HM Revenue & Customs (“HMRC”) published practice applying as at the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of Atlas shares by non-U.K. tax resident holders of Atlas shares. It does not constitute legal or tax advice to any particular shareholder and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of shares, or all of the circumstances in which holders of Atlas shares may benefit from an exemption or relief from U.K. taxation. It is understood that Atlas does not (and will not) derive 75% or more of its qualifying asset value from U.K. land, and that Atlas is solely resident in the U.K. for tax purposes and is subject to the U.K. tax regime.

This guide may not relate to certain classes of shareholders, such as (but not limited to):

•	persons who are connected with the company;

•	financial institutions;

•	insurance companies;

•	charities or tax-exempt organizations;

•	collective investment schemes;

•	pension schemes;

•	market makers, intermediaries, brokers or dealers in securities;

•	persons who have (or are deemed to have) acquired their shares by virtue of an office or employment or who are or have been officers or employees of the company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

THESE PARAGRAPHS ARE A SUMMARY OF MATERIAL U.K. TAX CONSIDERATIONS RELATING TO THE HOLDING OF ATLAS SHARES FOR NON-U.K. TAX RESIDENT HOLDERS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ATLAS SHARES OBTAIN ADVICE AS TO THE U.K. TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSAL OF ATLAS SHARES IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS, AS WELL AS THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSAL OF ATLAS SHARES UNDER THE LAW OF THE JURISDICTION OF THEIR RESIDENCE. IN PARTICULAR, NON-U.K. RESIDENT OR DOMICILED PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.

Dividends; Withholding Tax

Dividends paid by Atlas will not be subject to any withholding or deduction for or on account of U.K. tax.

Income Tax

An individual holder of Atlas shares who is not resident for tax purposes in the U.K. will not be chargeable to U.K. income tax on dividends received from Atlas unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency to which the shares are attributable. There are certain exceptions for trading in the U.K. through independent agents, such as some brokers and investment managers.

Corporation Tax

A corporate holder of shares who is not resident for tax purposes in the U.K. will not be chargeable to U.K. corporation tax on dividends received from Atlas unless it carries on (whether solely or in partnership) a trade in the U.K. through a permanent establishment to which the shares are attributable.

Chargeable Gains

A holder of Atlas shares who is not resident for tax purposes in the U.K. will not generally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of Atlas shares unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch, agency or permanent establishment to which the shares are attributable. However, an individual holder of Atlas shares who has ceased to be resident for tax purposes in the U.K. for a period of less than five years and who disposes of Atlas shares during that period may be liable, on his or her return to the U.K., to U.K. tax on any capital gain realized (subject to any available exemption or relief).

Stamp duty and stamp duty reserve tax (SDRT)

No U.K. stamp duty or stamp duty reserve tax (“SDRT”) will be payable on the issuance of Atlas shares. U.K. stamp duty will generally not need to be paid on a transfer of Atlas shares, and no U.K. SDRT will be payable in respect of any agreement to transfer Atlas shares, unless, in either case, they are registered in a register kept in the U.K. by or on behalf of Atlas. It is not intended that such a register will be kept in the U.K. The statements in this paragraph summarize the current position on stamp duty and SDRT and are intended as a general guide only. Special rules apply to agreements made by, amongst others, intermediaries and certain categories of person may be liable to stamp duty or SDRT at higher rates. In particular, this paragraph does not consider where shares are issued or transferred to clearance services or depository receipt issuers.

PLAN OF DISTRIBUTION

We are registering the resale, from time to time, of up to 7,395,225 of Atlas shares, all of which are being offered by the selling security-holders named in this prospectus. We will not receive any of the proceeds from the sale by the selling security-holders of the shares. We will bear all fees and expenses incident to our obligation to register the shares, except for any underwriting discounts, selling commissions and fees which are paid by the selling security-holders.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. In that event, such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement on Form F-3 of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and, to the extent required, any applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, the selling security-holders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in any applicable prospectus supplement the name of the dealer and the terms of the transactions.

The selling security-holders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, any applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling security-holders to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling security-holders to payments they may be required to make in respect of such liabilities. If required, any applicable prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Under the securities laws of some jurisdictions, the securities offered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in any applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from the selling security-holders at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common shares may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that the selling security-holders make sales to or through one or more underwriters or agents in at-the-market offerings, the selling security-holders will do so pursuant to the terms of a distribution agreement between the selling security-holders and the underwriters or agents. If the selling security-holders engage in at-the-market sales pursuant to a distribution agreement, the selling security-holders will sell common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, the selling security-holders may sell common shares on a daily basis in exchange transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at prices related to the then-prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the distribution agreement, the selling security-holders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common shares. To the extent required, the terms of each such distribution agreement will be set forth in more detail in any applicable prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. To the extent required, any such activities will be described in any applicable prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by the selling security-holders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any re-sales of the securities. To the extent required, the terms of any offer made in this manner will be included in any applicable prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, the selling security-holders may enter into agreements with such underwriters or agents pursuant to which the selling security-holders receive our securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling security-holders under these arrangements to close out any related open borrowings of securities.

The selling security-holders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and such applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by the selling security-holders or borrowed from the selling security-holders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling security-holders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, to the extent required, will be identified in any applicable prospectus supplement (or a post-effective amendment).

The selling security-holders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Republic of the Marshall Islands corporation, and our principal executive offices are located outside of the United States, in the United Kingdom. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Republic of the Marshall Islands or United Kingdom may not (a) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (b) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of our Atlas shares and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for Atlas by Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by DLA Piper LLP (US), New York, New York, by DLA Piper UK LLP, London, United Kingdom and by Reeder & Simpson, P.C. DLA Piper LLP (US) and DLA Piper UK LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of the Republic of the Marshall Islands law.

EXPERTS

The consolidated financial statements of Atlas Corp. as of December 31, 2020 and 2019 and for each of the years in the three year period ended December 31, 2020 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been audited by KPMG LLP, independent registered public accounting firm, and have been incorporated by reference herein in reliance upon the reports of KPMG LLP, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2020 consolidated financial statements refers to a change in accounting for goodwill due to the adoption of Accounting Standards Update 2017-04, “Simplifying the Test for Goodwill Impairment”, effective January 1, 2020, and to a change in accounting for leases due to the adoption of Accounting Standards Update 2016-02, “Leases”, effective January 1, 2019.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated except the SEC registration fee.

SEC registration fee	$11,424.56
Legal fees and expenses	60,000.00
Accounting fees and expenses	20,000.00
Miscellaneous	5,000.00

Total(1)	$96,424.56

(1)	Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Atlas Corp.

7,395,225 Common Shares

Offered by Selling Security-Holders

PROSPECTUS

March 19, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	Indemnification of Directors and Officers

The Republic of the Marshall Islands Business Corporations Act (the “BCA”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Atlas articles of incorporation include a provision that provides that, to the fullest extent permitted by law, a director of Atlas shall not be personally liable to Atlas or its shareholders for monetary damages for breach of fiduciary duty as a director.

Atlas articles of incorporation provide that it must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in an action by or in the right of Atlas, by reason of the fact he or she is or was a director or officer of Atlas or is or was serving, at the request of Atlas, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Atlas articles of incorporation further provide that the purpose of the provisions set forth in the articles of incorporation is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Atlas is also expressly authorized to (i) advance expenses to its directors and offices in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified under the provisions of Atlas articles of incorporation, and (ii) purchase and maintain insurance on behalf of any person who is or was a director or officer of Atlas or serving in such capacity in another corporation at the request of Atlas against any liability asserted against such person and incurred by such person in such capacity whether or not Atlas would have the power to indemnify such person against such liability by law or under the provisions of Atlas articles of incorporation. Atlas articles of incorporation further provide that the purpose of the provisions set forth in the articles of incorporation is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

The directors and officers of Atlas also may be indemnified against liability they may incur for serving in those capacities pursuant to liability insurance policies maintained by and indemnification arrangements with Atlas. In addition, Atlas has entered into separate indemnification agreements with its officers and directors.

Any underwriting agreement that has been or will be filed as an exhibit hereto or incorporated by reference herein contains or will contain provisions whereby the underwriter or underwriters agree to indemnify Atlas, its directors and certain officers and other persons against certain claims.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Atlas pursuant to the foregoing provisions, Atlas has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Atlas Corp. (incorporated herein by reference to Exhibit 3.1 to Atlas Corp.’s Form 6-K, furnished to the SEC on February 27, 2020).

3.2	Second Amended and Restated Bylaws of Atlas Corp. (incorporated herein by reference to Exhibit 1.2 to Atlas Corp.’s Annual Report on Form 20-F, filed with the SEC on March 19, 2021).

4.1	Specimen of Share Certificate of Atlas Corp. (incorporated herein by reference to Exhibit 4.1 to Atlas Corp.’s Form 6-K, furnished to the SEC on February 27, 2020).

4.2	Registration Rights Agreement by and among Atlas Corp., Seaspan Corporation and the Initial Purchasers named therein dated December 21, 2020 (incorporated herein by reference to Exhibit 4.2 to Atlas Corp.’s Form 6-K, furnished to the SEC on December 23, 2020).

5.1	Opinion of Reeder & Simpson, P.C., relating to the legality of the securities being registered.

8.1	Opinion of DLA Piper LLP (US), relating to U.S. tax matters.

8.2	Opinion of Reeder & Simpson, P.C., relating to Republic of Marshall Islands tax matters.

8.3	Opinion of DLA Piper UK LLP, relating to UK tax matters.

23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm), relating to the financial statements of Atlas Corp.

23.2	Consent of Reeder & Simpson, P.C. (contained in Exhibit 5.1).

23.3	Consent of DLA Piper LLP (US) (contained in Exhibit 8.1).

23.4	Consent of Reeder & Simpson, P.C. (contained in Exhibit 8.2).

23.5	Consent of DLA Piper UK LLP (contained in Exhibit 8.3).

24.1	Powers of Attorney (included in the signature page to the Registration Statement)

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c) Reports, Opinions, and Appraisals

The following reports, opinions, and appraisals are included herein: None.

ITEM 10.	Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10 (a) (3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13 (a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on March 19, 2021.

ATLAS CORP.

By:	/s/ Graham Talbot
Name:	Graham Talbot
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Bing Chen and Graham Talbot, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 19, 2021.

Signature	Title

/s/ David Sokol David Sokol	Chairman of the Board

/s/ Bing Chen Bing Chen	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Graham Talbot Graham Talbot	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Lawrence Chin Lawrence Chin	Director

/s/ John C. Hsu John C. Hsu	Director

/s/ Nicholas Pitts-Tucker Nicholas Pitts-Tucker	Director

/s/ Larry Simkins Larry Simkins	Director

/s/ Stephen Wallace Stephen Wallace	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Atlas Corp., has signed this registration statement in the City of Newark, State of Delaware, on March 19, 2021.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Authorized Representative in the United States